UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 21, 2019
AZZ INC.
(Exact name of Registrant as specified in its charter)

TEXAS (State or Other Jurisdiction of Incorporation or Organization)	1-12777 Commission File No.	75-0948250 (I.R.S. Employer Identification Number)

One Museum Place, Suite 500 3100 West 7th Street Fort Worth, TX 76107 (Address of principal executive offices, including zip code)

Registrant’s Telephone Number, including Area Code:
817-810-0095

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common Stock	AZZ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§240.12-b of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 12(a) of the Exchange Act. ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 25, 2019, AZZ Inc. (the “Company”), a global provider of metal coating services, welding solutions, specialty electrical equipment and highly engineered services, announced that Mr. James Byelick, Vice President and Chief Accounting Officer of the Company, will leave the Company effective October 31, 2019. Mr. Byelick's departure is not the result of any disagreement with the Company regarding its operations or accounting policies or practices.

On October 21, 2019, the Company’s Board of Directors appointed Philip A. Schlom, age 55, to serve as Mr. Byelick’s successor as Vice President and Chief Accounting Officer, effective November 1, 2019. Mr. Schlom has broad accounting and finance expertise in both domestic and international companies across a wide variety of industries, including energy, manufacturing, mining and transportation. Using experience gained through diverse senior-level technical accounting and regulatory operational roles, he has a proven capacity to enhance financial reporting capabilities and scale accounting operations. He is a certified Six Sigma Blackbelt and promoter of quality, accountability, collaboration and innovation within accounting organizations.

Before joining the Company, Mr. Schlom served in a leadership capacity at numerous leading businesses, several of which are publicly-traded. From April 2017 until October 2019, Mr. Schlom served as Vice President - Finance, Audit, Controls and Financial Transformation of Exterran Corporation (NYSE: EXTN), which provides energy equipment and services to energy customers globally. From 2009 to 2016 he served in several leadership roles at Parker Drilling Company (NYSE: PKD), which provides drilling services and rental tools to the energy industry, including Vice President, Global Compliance and Internal Audit (2014) and Vice President, Finance (2015), Chief Accounting Officer and Controller (2009-2013). Prior to 2009, Mr. Schlom held numerous accounting and leadership roles at Shared Technologies, Inc. a leading North American unified communications and managed services provider; Flowserve Corporation (NYSE: FLS), one of the world’s leading providers of fluid motion and control products and services; and PricewaterhouseCoopers (PWC), a global network of firms that provide audit, assurance, tax, and advisory services. Mr. Schlom is a licensed CPA and has a Bachelor of Science with a Major in Accounting from California State University, Dominguez Hills.

In his position as Vice President and Chief Accounting Officer, Mr. Schlom will participate in the Company’s Senior Management Bonus Plan (the “STI Plan”), which will provide for an annual cash incentive target based on 50% of Mr. Schlom’s annual base salary pursuant to the achievement of certain individual and company-wide goals, which will be prorated for the remainder of the Company’s fiscal year. He will also be eligible for annual equity awards in the form of performance share units (“PSUs”) and restricted stock units (“RSUs”) issued under the AZZ Inc. 2014 Long Term Incentive Plan (the “LTI Plan”), with an annual target value of $225,000 on the day of the grant. In addition, Mr. Schlom will receive a one-time grant of RSUs in the amount of $68,000 that will vest in full 12 months from the grant date, which will be the first day of the open trading window after the Company files its financials for the fiscal quarter ended November 30, 2019.

There is no arrangement or understanding between Mr. Schlom and any other person pursuant to which he was appointed as Vice President and Chief Accounting Officer. There are no family relationships between Mr. Schlom and any of the Company’s directors, executive officers or other key personnel reportable under Item 401(d) of Regulation S-K. There are no related party transactions between the Company and Mr. Schlom reportable under Item 404(a) of Regulation S-K.

The foregoing summary descriptions of the STI Plan and the LTI Plan do not purport to be complete and are qualified in their entirety by reference to the description of the STI Plan described in detail in the Proxy Statement on Schedule 14A, which was filed with the Securities and Exchange Commission (the “SEC”) by the Company on May 28, 2019 and the terms of the LTI Plan, a copy of which is included as Annex A to the Proxy Statement on Schedule 14A filed by the Company on May 29, 2014 and incorporated herein by reference, respectively.

In addition, Mr. Schlom has entered into a change in control agreement with the Company. Under Mr. Schlom’s change in control agreement, a payment equal to two times his base amount as that term is used in Section 290G(b)(3) of the Internal Revenue Code of 1986, as amended, will be made to Mr. Schlom if, within one year following a change in control, Mr. Schlom is terminated by the Company for reasons other than cause or if Mr. Schlom terminates employment for good reason.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

The following exhibit is filed as part of this report.

Exhibit No.	Description

99.1	Press Release issued by AZZ Inc. dated October 25, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZZ Inc.
Date: October 25, 2019	By:	/s/ Tara D. Mackey
Tara D. Mackey Chief Legal Officer and Secretary